As filed with the Securities and Exchange Commission January 17, 2002.
                                                Registration No. 333-


                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          INTERNET CAPITAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


 Delaware                         600 Building                   23-2996071
 (State of Incorporation)     435 Devon Park Drive            (I.R.S. Employer
                           Wayne, Pennsylvania 19087      Identification Number)
                    (Address of principal executive offices)
                                   (Zip Code)

                          INTERNET CAPITAL GROUP, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                              Henry N. Nassau, Esq.
                Managing Director, General Counsel and Secretary
                          Internet Capital Group, Inc.
                              435 Devon Park Drive
                                  600 Building
                            Wayne, Pennsylvania 19087
                     (Name and address of agent for service)

                                 (610) 989-0111
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                                     Dechert
                            4000 Bell Atlantic Tower
                                1717 Arch Street
                        Philadelphia, Pennsylvania 19103
                     Attention: Christopher G. Karras, Esq.

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                    Proposed           Proposed
Title of                            maximum            maximum
securities        Amount            offering           aggregate    Amount of
to be             to be             price per          offering     registration
registered (1)    registered        Obligation         price (2)    fee (3)
----------        ----------        -----------        ---------    -----------
Deferred
Compensation
Obligations     $4,500,000             100%            $4,500,000     $414.00

================================================================================

(1) The deferred compensation obligations are unsecured obligations of Internet Capital Group, Inc. (the "Registrant") to pay deferred compensation in the future in accordance with the terms of the Internet Capital Group, Inc. Executive Deferred Compensation Plan for certain eligible employees.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based upon the maximum amount of compensation which may be deferred under the Internet Capital Group, Inc. Executive Deferred Compensation Plan.
(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: Proposed maximum aggregate offering price multiplied by 0.000092.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission (the "Commission") and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Registrant's annual report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act"); and

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the 1934 Act since the end of the Registrant's fiscal year ended December 31, 2000.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof, prior to the end of this offering shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.


Item 4.   Description of Securities.

         Under the Internet Capital Group, Inc. Executive Deferred Compensation Plan (the "Plan"), the Registrant will provide eligible employees the opportunity to enter into agreements for the deferral of a specified percentage of their annual compensation or bonus awards, or for the deferral of restricted shares of Registrant stock which would otherwise become vested and transferable. The obligations of the Registrant under such agreements (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding. The amount of compensation, bonus award and/or restricted stock to be deferred by each participating employee (a "Participant") will be determined in accordance with the Plan based on elections by each Participant.

         Participants may choose to have deferred amounts credited to a retirement account and/or an in-service account. A retirement account is designed to provide funds to the Participant after retirement or termination of employment with the Registrant. An in-service account is designed to provide funds to the Participant at a specified future date while still employed by the Registrant (for example, at the time of college tuition). A participant who suffers a severe financial hardship may also request that the committee responsible for administering the Plan grant a hardship withdrawal. Finally, a Participant may request an in-service distribution for any reason, provided that a forfeiture penalty will be imposed on such a distribution.

         Participants will make elections as to how their respective account balances shall be deemed invested among several options available under the Plan. Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the Participant's investment elections.

         Amounts credited to a retirement account will be payable as soon as practicable after the date on which the Participant's employment is terminated for any reason, including death, disability, retirement or termination of employment for any reason. The payment of the obligation shall be in a lump-sum distribution, and made in accordance with the terms of the Plan. Amounts credited to an in-service account will be payable in accordance with the Participant's election either in a lump sum or in up to four annual installments. If the Participant's employment is terminated prior to the date on which an in-service distribution would otherwise be made or commence, the election will be null and void. A portion of a Participant's account balance may be distributed in the form of shares of common stock of the Registrant equal in value to that portion of the Participant's account balance.

         Within 60 days after a change of control (as defined in the Plan), a Participant may elect to receive the full value of his account(s). The payment shall be made as a lump sum on the first business day of July of the year following the year a Participant makes an election.

         There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. Except for distributions from the Plan in the form of shares of common stock of the Registrant, the Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a grantor, or "rabbi", trust to serve as a source of funds from which it can satisfy the obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.

Item 5.   Interests of Named Experts and Counsel.

         Not applicable.


Item 6.   Indemnification of Directors and Officers.

         Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

         The Registrant's certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.


Item 7.   Exemption From Registration Claimed.

         None.


Item 8.   Exhibits.

     4        Internet Capital Group, Inc. Executive Deferred Compensation Plan.

     5        Opinion of Dechert.

     23.1     Consent of KPMG LLP regarding Internet Capital Group, Inc.

     23.2     Consent of Deloitte & Touche LLP regarding Onvia.com, Inc.

     23.3     Consent of KPMG LLP regarding Verticalnet, Inc.

     23.4     Consent of Dechert (included in Exhibit 5).

     24 Power of Attorney (see signature page in Part II of the Registration Statement).


Item 9.   Undertakings.

Undertakings required by Item 512(a) of Regulation S-K:

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

Undertakings required by Item 512(b) of Regulation S-K:

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertakings required by Item 512(h) of Regulation S-K:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, Commonwealth of Pennsylvania, on the 15th day of January, 2002.

                                      INTERNET CAPITAL GROUP, INC.


                                      /s/ WALTER W. BUCKLEY, III
                                      -----------------------------------------
                                      Walter W. Buckley, III
                                      Chairman of the Board and Chief Executive
                                      Officer
                                      (Principal Executive Officer)


                                      /s/ EDWARD H. WEST
                                      -----------------------------------------
                                      Edward H. West
                                      President, Chief Operating Officer and
                                      Chief Financial Officer
                                      (Principal Financial Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Walter W. Buckley, III and Edward H. West, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

       Signature                    Title                         Date



/s/ WALTER W. BUCKLEY, III      Chairman of the Board and
--------------------------      Chief Executive officer
Walter W. Buckley, III          (Principal Executive Officer)  January 15, 2002


/s/ EDWARD H. WEST              President, Chief Operating
-----------------------         Officer and Chief Financial Officer
Edward H. West                  (Principal Financial and       January 15, 2002
                                Accounting Officer)

/s/ DAVID J. BERKMAN            Director                       January 15, 2002
-----------------------
David J. Berkman

/s/ KENNETH A. FOX              Director                       January 15, 2002
-----------------------
Kenneth A. Fox

/s/ THOMAS P. GERRITY           Director                       January 16, 2002
-----------------------
Thomas P. Gerrity

/s/ ROBERT E. KEITH             Director                       January 15, 2002
-----------------------
Robert E. Keith

/s/ WARREN V. MUSSER            Director                       January 15, 2002
-----------------------
Warren V. Musser

/s/ MICHAEL D. ZISMAN           Director                       January 15, 2002
-----------------------
Michael D. Zisman

                                  EXHIBIT INDEX



Exhibit No.        Document

    4         Internet Capital Group, Inc. Executive Deferred Compensation Plan.

    5         Opinion of Dechert.

    23.1      Consent of KPMG LLP regarding Internet Capital Group, Inc.

    23.2      Consent of Deloitte & Touche LLP regarding Onvia.com, Inc.

    23.3      Consent of KPMG LLP regarding Verticalnet, Inc.

    23.4      Consent of Dechert (included in Exhibit 5).

    24 Power of Attorney (see signature page in Part II of the Registration Statement).